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Exhibit 3(a)

                            FORT JAMES CORPORATION

                AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                   ARTICLE I
                                     NAME

  The name of the corporation is Fort James Corporation.

                                  ARTICLE II
                              PURPOSES AND POWERS

  A. Purposes-The purposes for which the Corporation is organized are to acquire, own, manage and dispose of the capital stock and other securities of paper manufacturing and all other types of corporations and to render to such corporations, and to others, such advice and services as may be permitted by law.

  B. Powers-The Corporation shall have those powers conferred by the laws of the Commonwealth of Virginia. It shall also have the power to transact any business not prohibited by law or required to be stated in these Articles of Incorporation.

                                  ARTICLE III
                                 CAPITAL STOCK

  A. Authorized Stock-The aggregate number of shares of stock which the Corporation shall have the authority to issue and the par value per share are as follows:

        Class                       No. of Shares                                       Par Value
      ---------                     -------------                                       ---------
      Common                         500,000,000                                         $  .10
      Preferred                        5,000,000                                          10.00

  B. Preemptive Rights-No holders of any class of stock of this Corporation shall have any preemptive or other preferential right to purchase or subscribe to (i) any shares of any class of stock of the Corporation, whether now or hereafter authorized, (ii) any warrants, rights or options to purchase any such stock, or (iii) any obligations convertible into any such stock or into warrants, rights or options to purchase any such stock.

  C. Voting Rights-The holders of the Common Stock shall, to the exclusion of the holders of any other class of stock of the Corporation, have the sole and full power to vote for the election of directors and for all other purposes without limitation except only as otherwise provided in any articles of serial designation applicable to any series of Preferred Stock, and as otherwise expressly provided by the then existing statutes of the Commonwealth of Virginia. The holders of the Common Stock shall have one vote for each share of Common Stock held by them.

  D. Preferred Shares Issuable in Series-Authority is expressly vested in the Board of Directors to divide the Preferred Stock into, and issue same in, series and, within the following limitations, to fix and determine the relative rights and preferences of the shares of any series so established, and to provide for the issuance thereof. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. All shares of the Preferred Stock shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

    (i) The rate of dividend, the time of payment, whether dividends shall be cumulative and if so, the dates from which they shall be cumulative, and the extent of participation rights, if any;

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    (ii) Any right to vote with holders of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate action;

    (iii) The price at and the terms and conditions on which shares may be redeemed;

    (iv) The amount payable upon shares in event of involuntary liquidation;

    (v) The amount payable upon shares in event of voluntary liquidation;

    (vi) Sinking fund provisions for the redemption or purchase of shares;
  and

    (vii) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion.

  Prior to the issuance of any shares of a series of Preferred Stock the Board of Directors shall establish such series by adopting a resolution setting forth the designation and number of shares of the series and the relative rights and preferences thereof, to the extent permitted by the provisions hereof, and the Corporation shall file in the office of the State Corporation Commission of Virginia articles of serial designation as required by law, and the Commission shall have issued a certificate of serial designation.

  All series of Preferred Stock shall rank on a parity as to dividends and assets with all other series according to the respective dividend rates and amounts distributable upon any voluntary or involuntary liquidation of the Corporation fixed for each such series, and without the preference or priority of any series over any other series; but all shares of the Preferred Stock shall be preferred over the Common Stock as to both dividends and amounts distributable upon any voluntary or involuntary liquidation of the Corporation to the extent provided in any articles of serial designation applicable thereto.

  Before the date on which the Board of Directors approved these Amended and Restated Articles of Incorporation, the Corporation had issued the following listed series of Preferred Stock, namely, the Series A Cumulative Convertible Preferred Stock, the Series B Cumulative Participating Preferred Stock, the Series C Cumulative Participating Preferred Stock, the Series D Cumulative Preferred Stock, the Series E Cumulative Preferred Stock, the Series F Cumulative Convertible Preferred Stock, the Series G $5.40 Cumulative Convertible Preferred Stock, the Series H Preferred Stock, the Series I $5.85 Cumulative Convertible Preferred Stock, the Series J Preferred Stock, the Series K $3.375 Cumulative Convertible Exchangeable Preferred Stock, the Series L $14.00 Cumulative Convertible Exchangeable Preferred Stock, the Series N $14.00 Cumulative Convertible Exchangeable Preferred Stock, the Series O 8 1/4% Cumulative Preferred Stock and the Series P 9% Cumulative Convertible Preferred Stock. On that date all of the shares of each of the aforesaid series which had been issued had been redeemed, converted or otherwise acquired by the Corporation and no share of any such series remained issued and outstanding. Each such series provided that shares of the series, when purchased, redeemed or otherwise acquired by the Corporation, would become authorized but unissued shares of Preferred Stock, undesignated as to series.

  On the date of these Amended and Restated Articles of Incorporation, there were authorized but unissued 250,000 shares of Series M Cumulative Participating Preferred Stock. The dates on which such series was authorized by the Board of Directors and the preferences, limitations and relative rights of such shares not otherwise set forth in these Amended and Restated Articles of Incorporation are contained in Article VII.

                                  ARTICLE IV
                              NUMBER OF DIRECTORS

  The number of directors shall be as fixed in the bylaws in accordance with law, and in the absence of a bylaw fixing the number of directors, the number shall be eight.

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                                   ARTICLE V
                           VOTE TO AMEND OR RESTATE

  As to each voting group entitled to vote on an amendment or restatement of these Articles of Incorporation the vote required for approval shall be (i) the vote required by the Virginia Stock Corporation Act (as applied without regard to the effect of clause (iii) of this Article) if the effect of the amendment or restatement is (a) to reduce the shareholder vote required to approve a merger, a statutory share exchange, a sale of all or substantially all of assets of the Corporation or the dissolution of the Corporation, or (b) to delete all or any part of this clause (i) of this Article; (ii) the vote required by the terms of these Articles of Incorporation, as amended or as restated from time to time, if such terms require the approval of more than a majority of the votes entitled to be cast thereon by such voting group; or
(iii) a majority of the votes entitled to be cast thereon if neither clause
(i) nor clause (ii) of this Article is applicable.

                                  ARTICLE VI
                    INDEMNIFICATION AND LIMIT ON LIABILITY

  A. Definitions-For purposes of this Article VI the following definitions shall apply:

    (i) "Corporation" means this Corporation only and no predecessor entity or other legal entity.

    (ii) "Expenses" include counsel fees, expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification.

    (iii) "Liability" means the obligation to pay a judgment, settlement, penalty, fine, or other such obligation, including, without limitation, any excise tax assessed with respect to an employee benefit plan.

    (iv) "Legal Entity" means a corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

    (v) "Predecessor Entity" means a legal entity the existence of which ceased upon its acquisition by the Corporation in a merger or otherwise.

    (vi) "Proceeding" means any threatened, pending, or completed action, suit, proceeding or appeal whether civil, criminal, administrative or investigative and whether formal or informal.

  B. Limitation on Liability-In every instance permitted by the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, the liability of a director or officer of the Corporation to the Corporation or its shareholders arising out of a single transaction, occurrence or course of conduct shall be limited to one dollar.

  C. Indemnification of Directors and Officers-The Corporation shall indemnify any individual who is, was or is threatened to be made a party to a proceeding (including a proceeding by or in the right of the Corporation) because he is or was a director or officer of the Corporation or because he is or was serving the Corporation or any other legal entity in any capacity at the request of the Corporation while a director or officer of the Corporation, against all liabilities and reasonable expenses incurred in the proceeding except such liabilities and expenses as are incurred because of his willful misconduct or knowing violation of the criminal law. Service as a director or officer of a legal entity controlled by the Corporation shall be deemed service at the request of the Corporation. The determination that indemnification under this Paragraph C is permissible and the evaluation as to the reasonableness of expenses in a specific case shall be made, in the case of a director, as provided by law, and in the case of an officer, as provided in Paragraph D of this Article VI; provided, however, that if a majority of the directors of the Corporation has changed after the date of the alleged conduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person. Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from him to repay

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the same if it is ultimately determined that he is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to his ability to make repayment. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make him ineligible for indemnification. The Corporation is authorized to contract in advance to indemnify and make advances and reimbursements for expenses to any of its directors or officers to the same extent provided in this Paragraph C.

  D. Indemnification of Others-The Corporation may, to a lesser extent or to the same extent that it is required to provide indemnification and make advances and reimbursements for expenses to its directors and officers pursuant to Paragraph C, provide indemnification and make advances and reimbursements for expenses to its employees and agents, the directors, officers, employees and agents of its subsidiaries and predecessor entities, and any person serving any other legal entity in any capacity at the request of the Corporation, and, if authorized by general or specific action of the Board of Directors, may contract in advance to do so. The determination that indemnification under this Paragraph D is permissible, the authorization of such indemnification and the evaluation as to the reasonableness of expenses in a specific case shall be made as authorized from time to time by general or specific action of the Board of Directors, which action may be taken before or after a claim for indemnification is made, or as otherwise provided by law. No person's rights under Paragraph C of this Article VI shall be limited by the provisions of this Paragraph D.

  E. Miscellaneous-Every reference in this Article VI to persons who are or may be entitled to indemnification shall include all persons who formerly occupied any of the positions referred to and their respective heirs, executors and administrators. Special legal counsel selected to make determinations under this Article may be counsel for the Corporation. Indemnification pursuant to this Article shall not be exclusive of any other right of indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation and indemnification under policies of insurance purchased and maintained by the Corporation or others. However, no person shall be entitled to indemnification by the Corporation to the extent he is indemnified by another, including an insurer. The Corporation is authorized to purchase and maintain insurance against any liability it may have under this Article VI or to protect any of the persons named above against any liability arising from their service to the Corporation or any other legal entity at the request of the Corporation regardless of the Corporation's power to indemnify against such liability. The provisions of this Article VI shall not be deemed to preclude the Corporation from entering into contracts otherwise permitted by law with any individuals or legal entities, including those named above. If any provision of this Article VI or its application to any person or circumstance is held invalid by a court of competent jurisdiction, the invalidity shall not affect other provisions or applications of this Article VI, and to this end the provisions of this
Article VI are severable.

  F. Application; Amendments-The provisions of this Article VI shall apply to indemnification, advances and reimbursement for expenses made after its adoption whether arising from conduct or events occurring before or after such adoption. No amendment, modification or repeal of this Article VI shall diminish the rights provided hereunder to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal.

                                  ARTICLE VII
                           SERIES M PREFERRED STOCK

  Pursuant to resolutions adopted by the Board of Directors of the Corporation on February 9, 1989 and May 3, 1997, 250,000 shares of Preferred Stock ($10 par value) constitutes a series of Preferred Stock designated as the Series M Cumulative Participating Preferred Stock (the "Series M Preferred Stock"), the shares of which have the following voting powers, limitations, rights and preferences:

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  A. Dividends and Distributions

    (1) The holders of shares of the Series M Preferred Stock, in preference to the holders of Common Stock, $.10 par value, of the Corporation (the "Common Stock") and of any other junior stock, shall be entitled to receive, if, when and as declared by the Board of Directors of the Corporation out of funds legally available therefor, quarterly dividends payable in cash on the fifteenth day (or, if not a business day, the preceding business day) of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of the Series M Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock, or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of the Series M Preferred Stock. In the event the Corporation shall at any time after the first issuance of any share or fraction of a share of the Series M Preferred Stock declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount per share to which holders of shares of the Series M Preferred Stock shall be entitled under clause (b) of the preceding sentence shall be adjusted by multiplying the amount per share to which holders of shares of the Series M Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

    (2) The Corporation shall declare a dividend or distribution on the Series M Preferred Stock as provided in paragraph (1) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series M Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

    (3) Dividends shall begin to accrue and be cumulative on outstanding shares of the Series M Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of the Series M Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of the Series M Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of the Series M Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors of the Corporation may fix a record date for the determination of holders of shares of the Series M Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

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  B. Voting Rights The holders of shares of the Series M Preferred Stock shall have the following voting rights:

    (1) Subject to the provision for adjustment hereinafter set forth, each share of the Series M Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the first issuance of any share or fraction of a share of the Series M Preferred Stock declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of the Series M Preferred Stock shall be entitled shall be adjusted by multiplying the number of votes per share to which holders of shares of the Series M Preferred Stock were entitled immediately prior to such event by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

    (2) Except as otherwise provided herein or by law, the holders of shares of the Series M Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

    (3) Except as set forth herein, holders of the Series M Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

  C. Certain Restrictions

    (1) Whenever quarterly dividends or other dividends or distributions payable on the Series M Preferred Stock as provided in Section A are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of the Series M Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

      (a) declare, set apart or pay dividends on or make any other distributions on the Common Stock or any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series M Preferred Stock;

      (b) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series M Preferred Stock, except dividends paid ratably on the Series M Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

      (c) redeem or purchase or otherwise acquire for consideration shares of the Series M Preferred Stock, any such parity stock or any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series M Preferred Stock, or set aside for or pay to any sinking fund therefor.

    (2) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (1) of this Section C, purchase or otherwise acquire such shares at such time and in such manner.

  D. Reacquired Shares-Any shares of the Series M Preferred Stock, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, $10 par value, and may be reissued as a new series or a part of a new series of Preferred Stock, $10 par value, to be created by resolution or resolutions of the Board of Directors.

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  E. Consolidation, Merger, etc.-In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of the Series M Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the first issuance of any share of the Series M Preferred Stock declare or pay any dividend on Common Stock payable in shares of Common Stock, or affect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of the Series M Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  F. Liquidation, Dissolution or Winding Up-Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (a) to the holders of shares of Common Stock or of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series M Preferred Stock unless, prior thereto, the holders of shares of the Series M Preferred Stock shall have received an amount per share equal to the greater of (i) $150,000 or (ii) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate amount to be distributed per share to holders of Common Stock, plus in each such case an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (b) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series M Preferred Stock, except distributions made ratably on the Series M Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after the first issuance of any share or fraction of a share of the Series M Preferred Stock declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount per share to which holders of shares of the Series M Preferred Stock shall be entitled under the provision of clause (a) of the preceding sentence shall be adjusted by multiplying the amount per share to which holders of shares of the Series M Preferred Stock would have been entitled immediately prior to such event under the provision of clause (a) of the preceding sentence by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  G. No Redemption-The shares of Series M Preferred Stock shall not be redeemable.

  H. Amendment-The Amended and Restated Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series M Preferred Stock so as to affect them adversely without the affirmative vote of the holders of more than two-thirds of the outstanding shares of the Series M Preferred Stock, voting together as a single voting group.

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